As filed with the Securities and Exchange Commission on January 14, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oasis Petroleum Inc.
(Exact name of registrant as specified in its charter)
Delaware	80-0554627
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

OASIS PETROLEUM INC. 2020 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Nickolas J. Lorentzatos Executive Vice President, General Counsel and Corporate Secretary Oasis Petroleum Inc. 1001 Fannin Street, Suite 1500 Houston, Texas 77002
(Name and address of agent for service)

(281) 404-9500
(Telephone number, including area code, of agent for service) copy to: David C. D’Alessandro Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer        Accelerated filer
Non-accelerated filer        Smaller reporting company
    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	2,642,642	$133.95	$353,981,896	$32,814.12
(1)    This Form S-8 registration statement (this “Registration Statement”) registers 2,642,642 shares of common stock, $0.01 par value per share (the “Stock”), of Oasis Petroleum Inc., a Delaware corporation (the “Registrant”), that may be delivered with respect to awards under the Oasis Petroleum Inc. 2020 Long Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
(2)    Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.
(3)    The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Stock as reported on the Nasdaq Global Select Market on January 7, 2022 (a date within five business days prior to the date of filing this Registration Statement), which was equal to $133.95.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;
(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021;
(c)    The Registrant’s Current Reports on Form 8-K, other than with respect to Items 2.02 or 7.01, filed with the Commission on January 21, 2021 and later amended on February 5, 2021, February 25, 2021, March 22, 2021, April 1, 2021, April 19, 2021, May 4, 2021, May 21, 2021, July 12, 2021, August 4, 2021, October 22, 2021 and later amended on December 20, 2021, October 26, 2021, October 28, 2021, November 23, 2021, and December 29, 2021;
(d)    The description of the Registrant’s Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34776) filed with the Commission on November 20, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:
                  for breach of duty of loyalty;
                  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

                  under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and
                  for transactions from which the director derived improper personal benefit.
The Registrant’s Amended and Restated Certificate of Incorporation, dated as of November 19, 2020 (the “Certificate of Incorporation”), and the Second Amended and Restated Bylaws of the Registrant, dated as of December 15, 2020 (the “Bylaws”), provide that the Registrant shall indemnify its executive officers and directors to the fullest extent authorized by the DGCL. The Bylaws also provide that the Registrant shall advance expenses incurred by any director or officer in connection with any proceeding as to which they could be indemnified to the fullest extent authorized by the DGCL.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and executive officers will be further limited to the fullest extent permitted by the DGCL.
In addition, the Registrant has entered into indemnification agreements with its current directors and executive officers. The indemnification agreements require the Registrant, among other things, to (i) indemnify these individuals to the fullest extent permitted by the Certificate of Incorporation, the Bylaws, the DGCL and any other applicable law against liabilities that may arise by reason of their service to the Registrant and (ii) advance expenses, to the fullest extent permitted by the Certificate of Incorporation, the Bylaws, the DGCL and any other applicable law, incurred in connection with any proceeding not initiated by the indemnitee as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.
Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Registrant maintains such liability insurance policies to cover its directors and executive officers against certain liabilities.
The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, the Certificate of Incorporation, the Bylaws and any applicable indemnification agreement, be indemnified and held harmless by the Registrant with respect to any such action or determination.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Oasis Petroleum Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on November 20, 2020, and incorporated herein by reference).
4.2	Second Amended and Restated Bylaws of Oasis Petroleum Inc. adopted as of December 15, 2020 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on December 18, 2020, and incorporated herein by reference).
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of DeGolyer and MacNaughton.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of PricewaterhouseCoopers LLP.
23.4*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).
99.1	Oasis Petroleum Inc. 2020 Long Term Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K on November 20, 2020, and incorporated herein by reference).

*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 14, 2022.
OASIS PETROLEUM INC.
By: /s/ Nickolas J. Lorentzatos
Name: Nickolas J. Lorentzatos
Title: Executive Vice President, General Counsel and
Corporate Secretary

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 14, 2022, each person whose signature appears below appoints Nickolas J. Lorentzatos as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Daniel E. Brown	Chief Executive Officer and Director
Daniel E. Brown	(Principal Executive Officer)

/s/ Michael H. Lou	Executive Vice President and Chief Financial Officer
Michael H. Lou	(Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas E. Brooks	Board Chair
Douglas E. Brooks

/s/ Samantha Holroyd	Director
Samantha Holroyd

/s/ John Jacobi	Director
John Jacobi

/s/ N. John Lancaster, Jr.	Director
N. John Lancaster, Jr.

/s/ Robert McNally	Director
Robert McNally

/s/ Cynthia L. Walker	Director
Cynthia L. Walker

/s/ Marguerite N. Woung-Chapman	Director
Marguerite N. Woung-Chapman